                             NAI TECHNOLOGIES, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)

                                                            FIRST QUARTER                   YEAR ENDED DECEMBER 31,
                                                      --------------------------    ----------------------------------------
                                                       1995      1996      1991      1992      1993       1994        1995
                                                      -------    -----    ------    ------    ------    --------    --------

Income (loss from continuing operations)..........   ($1,094)   ($450)   $3,900    $5,051    $5,455    ($11,591)   ($11,619)
Income taxes (benefit).............................        86      135     1,684     2,920     2,840      (4,392)        377
                                                      -------    -----    ------    ------    ------    --------    --------
Income (loss) from continuing operations before
  income taxes.....................................    (1,008)    (315)    5,584     7,971     8,295     (15,983)    (11,242)
                                                      -------    -----    ------    ------    ------    --------    --------
Add fixed charges:
    Interest expense...............................       394      565       782       619       786       1,477       1,662
    Deferred debt expense..........................        --       55        --        --        --          --         900
                                                      -------    -----    ------    ------    ------    --------    --------
Total fixed charges................................       394      620       782       619       786       1,477       2,562
                                                      -------    -----    ------    ------    ------    --------    --------
Total income (loss) and fixed charges..............   ($  614)   $ 305    $6,366    $8,590    $9,081    ($14,506)   ($ 8,680)
                                                      -------    -----    ------    ------    ------    --------    --------
                                                      -------    -----    ------    ------    ------    --------    --------
Ratio..............................................     (1.56)    0.49      8.14     13.88     11.55       *           *
                                                      -------    -----    ------    ------    ------    --------    --------
                                                      -------    -----    ------    ------    ------    --------    --------

- ------------

* Earnings are inadequate to cover fixed charges. The coverage deficiency is $1,008 for the 1st quarter of 1995, $315 for the 1st quarter of 1996, $15,983 for 1994 and $11,242 for 1995.